Exhibit 99.1

Corporate Headquarters: 16005 Los Gatos Blvd, Los Gatos, CA 95032

Investor Relations Contact:	Company Contact:
Jody Burfening/Amy Gibbons	Barry Cinnamon, President and CEO
Lippert / Heilshorn & Associates	Akeena Solar, Inc.
(212) 838-3777	(408) 402-9400
agibbons@lhai.com	bcinnamon@akeena.com

Akeena Solar Announces Second Quarter 2009 Results

Second Quarter 2009 Operating Expenses of $4.3 Million, $1.8 Million Lower than Second Quarter 2008 and $1.4 Million Lower than First Quarter 2009

LOS GATOS, CA, July 30, 2009 – Akeena Solar, Inc. (NASDAQ: AKNS), a leading designer and installer of solar power systems, announced results for the second quarter ended June 30, 2009.

“As a result of the cost reduction measures we took over the last few quarters, our operating expenses were down 30% from last year and 24% from the first quarter, reducing our cash burn to approximately $2.5 million for the quarter,” said Barry Cinnamon, president and chief executive officer of Akeena Solar. “We managed our working capital effectively, ending the quarter with $7.0 million of cash, an increase of $4.1 million from the end of the first quarter. In addition, our net cash position (cash less our credit facility) improved $8.1 million since year-end. Our increased backlog, lower cash burn and commitment to tight expense control are evidence of the continued progress we are making towards sustainable profitability.

“Residential installations continued to provide the majority of our $5.9 million of total revenue in the second quarter. Bookings picked up throughout the quarter and we ended the quarter with a backlog of $7.5 million as compared to $4.8 million as of the end of the first quarter. Falling panel prices, higher net incentives and higher electricity rates are improving the economics for residential customers. As a result, they are enjoying faster paybacks than ever before. Rooftop solar power, long the province of early adopters, is moving closer to the mainstream in sunny areas of the country with high electric rates,” continued Cinnamon.

“We’ve made the strategic decision to focus our residential and commercial installation work in California, and employ a multi-channel distribution strategy to sell Andalay AC and DC panels in all other markets. The second quarter marked the beginning of this strategy; and we started to generate revenue from sales to Morgan Stanley Solar Solutions and to solar installers in a number of states. We are very encouraged by our progress and believe that the distribution business will become an important contributor to revenue over time,” concluded Cinnamon.

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Second Quarter Financial Results

Net loss for the second quarter of 2009 was $4.7 million, or $0.14 per share, compared to a net loss of $5.1 million, or $0.18 per share, in the second quarter of 2008, and a net loss of $5.1 million, or $0.17 per share, in the first quarter of 2009. The second quarter net loss includes a $1.5 million non-cash charge that represents mark-to-market adjustments to reflect the fair value of common stock warrants accounted for as a liability in accordance with provisions of the warrant agreements. Excluding the non-cash charge, net loss for the second quarter of 2009 was $3.1 million, or $0.09 per share, an improvement of $0.09 per share compared to the second quarter of 2008 primarily due to operating expense reductions of $1.8 million. The first quarter of 2009 also included a $1.5 million non-cash charge related to the fair value adjustment of common stock warrants. Excluding the non-cash charge, net loss for the first quarter of 2009 was $3.5 million, or $0.12 per share. Comparing the second quarter to the first quarter of 2009 and excluding the non-cash charges in both periods, net loss per share improved $0.03 primarily due to operating expense reductions of $1.4 million partially offset by lower gross profit. Average common and equivalent shares outstanding during the second quarter of 2009 were 33.7 million.

Net loss for the first six months of 2009 was $9.8 million, or $0.32 per share, compared to net loss of $9.7 million, or $0.35 per share, for the same period last year. The non-cash adjustment to the fair value of common stock warrants for the first half of 2009 was $3.1 million. Excluding the non-cash charge, net loss for the first six months of 2009 was $6.7 million, or $0.22 per share, an improvement of $3.0 million or $0.13 per share compared to the same period last year, primarily due to operating expense reductions of $3.3 million.

Net sales for the second quarter of 2009 were $5.9 million compared to $7.1 million in net sales in the second quarter of 2008, and $7.6 million in the first quarter of 2009. The decline in the second quarter over the same quarter last year and the prior quarter reflects our decision to exit the direct installation business on the East coast and lower commercial revenue due to the tight credit market and overall economic conditions. Approximately $424,000 of the decline from last year and $901,000 of the decline from the first quarter were attributable to the absence of East coast installations. Residential installations in the second quarter of 2009 were $4.7 million, compared to $5.5 million in the second quarter last year and $6.7 million in the first quarter of 2009. Commercial sales were $665,000 in the second quarter of 2009 compared to $1.6 million in the second quarter of 2008, and $915,000 in the first quarter. The balance of second quarter 2009 revenue was from the distribution of Andalay solar panels and sales of other solar panels. Net sales for the first six months of 2009 were $13.5 million, compared to $19.3 million in the same period last year reflecting a decline in commercial revenue of $6.8 million.

“Lower panel prices and lower direct labor costs contributed to an improvement in our gross profit margin compared to last year which, at 19.7%, was in the center of our target range of 15% to 25% of revenue. We expect gross margins to increase modestly in the second half of the year as we benefit from falling panel prices,” said Gary Effren, chief financial officer of Akeena Solar. Gross profit for the second quarter of 2009 was $1.2 million, or 19.7% of sales, compared to $1.0 million, or 14.8% of sales, in the second quarter of 2008 and $2.3 million, or 29.7% of sales in the first quarter of 2009. The decline in gross margin compared to the first quarter of 2009 reflects higher subcontractor costs associated with our exit from the Colorado direct installation business, lower margin panel sales and a lower residential average selling price. For the first half of 2009, gross profit was $3.4 million, compared to $3.5 million for the same period last year; gross profit margin for the first six months of 2009 was 25.3% compared to 17.9% last year, primarily due to lower panel prices.

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Total operating expenses for the second quarter of 2009 were $4.3 million compared to $6.2 million for the same period last year, and $5.7 million in the first quarter of 2009. Compared to the second quarter of 2008, the $1.8 million variance consisted of a decline in sales and marketing expenses of $647,000 and a decline in general and administrative costs of $1.2 million, reflecting the full impact of cost cuts made in the fourth quarter of 2008 and the first quarter of 2009. Stock-based compensation expense was $458,000 in the second quarter of 2009 compared to $639,000 for the same period last year and $540,000 in the first quarter. Cash operating expenses (adjusted for stock-based compensation expense and depreciation and amortization expense) were $3.7 million in the second quarter of 2009 compared to $5.4 million for the same period last year and $5.0 million in the first quarter of 2009. Total operating expenses for the first half of 2009 were $10.0 million compared to $13.3 million in the first half of 2008.

Installations for the quarter amounted to approximately 716 kilowatts compared to approximately 876 kilowatts in the same quarter last year and approximately 945 kilowatts in the first quarter of 2009. Backlog as of June 30, 2009 was $7.5 million reflecting only California residential sales and a modest amount of commercial bookings.

Cash and cash equivalents at June 30, 2009 were $7.0 million. The $1.0 million cash-backed line had no balance drawn as of quarter end.

The number of employees at quarter end was reduced to 125 from 137 at the end of the first quarter of 2009 and from 203 at June 30, 2008.

Outlook

For 2009, management continues to expect a modest build in residential sales, driven by improving solar economics, and a continuing ramp in the direct-to-dealer distribution channel, with commercial installations picking up late in 2009 or early 2010 when the benefits of the stimulus package are expected to begin to take effect. Given continued limited visibility in the company’s business, especially with respect to commercial installations, management is not providing annual guidance at this time.

Conference Call Information

Akeena Solar will host an earnings conference call at 11:00 a.m. PT (2:00 p.m. ET) today to discuss its second quarter 2009 earnings results. Management will discuss strategy, review quarterly activity, provide industry commentary, and answer questions.

The call is being webcast and can be accessed from the “Investor Relations” section of the company’s website at www.akeena.com. If you do not have Internet access, please dial 877-866-5534 in the U.S. International callers should dial 706-643-1178. The conference ID is 17769114. A replay of the call will be available via telephone for one week, beginning two hours after the call. To listen to the telephone replay in the U.S., please dial 800-642-1687 and for international callers, 706-645-9291. The conference ID is the same as above. In addition, the webcast will be archived on the company’s website for 90 days at www.akeena.com.

About Akeena Solar, Inc. (NASDAQ: AKNS)

Founded in 2001, Akeena Solar's philosophy is simple: We believe producing clean electricity directly from the sun is the right thing to do for our environment and economy. Akeena Solar has grown to become one of the largest national installers of residential and commercial solar power systems in the United States. The company's integrated solar panel system, Andalay, is the only solar panel system with integrated racking, wiring and grounding. Andalay panels offer unprecedented reliability, performance and aesthetics. For more information, visit Akeena Solar's website: http://www.akeena.com or Andalay Solar’s website: http://www.andalaysolar.com.

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Safe Harbor

Statements made in this release that are not historical in nature, including those related to revenue and profitability and product offerings in future periods, constitute forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as “expects,” “projects,” “plans,” “will,” “may,” “anticipates,” believes,” “should,” “intends,” “estimates,” and other words of similar meaning. These statements are subject to risks and uncertainties that cannot be predicted or quantified, and our actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks associated with the uncertainty of future financial results, additional financing requirements, development of new products, the effectiveness, profitability, and marketability of such products, the ability to protect proprietary information, the impact of current, pending, or future legislation and regulation on the industry, the impact of competitive products or pricing, technological changes, the ability to identify and successfully acquire, integrate and manage client accounts and locations and deliver our services to customers of businesses and accounts acquired from third parties, and the effect of general economic and business conditions. All forward-looking statements included in this release are made as of the date of this press release, and Akeena Solar assumes no obligation to update any such forward-looking statements.
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AKEENA SOLAR, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008

Net sales	$5,905,360	$7,061,699	$13,499,950	$19,310,071
Cost of sales	4,742,944	6,019,310	10,082,926	15,852,127
Gross profit	1,162,416	1,042,389	3,417,024	3,457,944
Operating expenses
Sales and marketing	1,481,788	2,128,929	3,135,909	4,245,223
General and administrative	2,845,813	4,039,943	6,907,219	9,052,300
Total operating expenses	4,327,601	6,168,872	10,043,128	13,297,523
Loss from operations	(3,165,185)	(5,126,483)	(6,626,104)	(9,839,579)
Other income (expense)
Interest income (expense), net	16,239	27,000	(60,302)	161,939
Adjustment to the fair value of common stock warrants	(1,536,755)	—	(3,078,519)	—
Total other income (expense)	(1,520,516)	27,000	(3,138,821)	161,939
Loss before provision for income taxes	(4,685,701)	(5,099,483)	(9,764,925)	(9,677,640)
Provision for income taxes	—	—	—	—
Net loss	$(4,685,701)	$(5,099,483)	$(9,764,925)	$(9,677,640)

Loss per common and common equivalent share:
Basic	$(0.14)	$(0.18)	$(0.32)	$(0.35)
Diluted	$(0.14)	$(0.18)	$(0.32)	$(0.35)
Weighted average shares used in computing loss per common and common equivalent share:
Basic	33,744,804	28,101,597	30,328,817	27,930,895
Diluted	33,744,804	28,101,597	30,328,817	27,930,895

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AKEENA SOLAR, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited) June 30, 2009	December 31, 2008
Assets
Current assets
Cash and cash equivalents	$6,987,223	$148,230
Restricted cash	—	17,500,000
Accounts receivable, net	3,601,736	7,660,039
Other receivables	214,524	331,057
Inventory, net	4,904,936	10,495,572
Prepaid expenses and other current assets, net	1,548,697	3,704,375
Total current assets	17,257,116	39,839,273
Property and equipment, net	1,498,822	1,806,269
Goodwill	298,500	298,500
Other assets, net	195,100	194,346
Total assets	$19,249,538	$42,138,388

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$1,040,233	$1,922,480
Customer rebate payable	221,424	271,121
Accrued liabilities	1,797,807	2,410,332
Accrued warranty	1,164,505	1,056,655
Common stock warrant liability	3,186,037	—
Deferred revenue	526,150	1,057,941
Credit facility	—	18,746,439
Current portion of capital lease obligations	22,437	23,292
Current portion of vehicle loans	220,138	219,876
Total current liabilities	8,178,731	25,708,136
Capital lease obligations, less current portion	13,263	20,617
Vehicle loans, less current portion	474,973	535,302
Other long-term liabilities	32,159	—
Total liabilities	8,699,126	26,264,055

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.001 par value; 50,000,000 shares authorized; 33,241,434 and 28,460,837 shares issued and outstanding at June 30, 2009 and December 31, 2008, respectively	33,241	28,460
Additional paid-in capital	56,258,884	52,821,104
Accumulated deficit	(45,741,713)	(36,975,231)
Total stockholders’ equity	10,550,412	15,874,333
Total liabilities and stockholders’ equity	$19,249,538	$42,138,388

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